Exhibit 2.2
EXECUTION VERSION
FUND GUARANTEE
     This Fund Guarantee is made and entered into as of August 16, 2010 (the “Guarantee”) by and among Prospect Medical Holdings, Inc., a Delaware corporation (the “Company”), Green Equity Investors V, L.P., a Delaware limited partnership (“GEI V”), and Green Equity Investors Side V, L.P., a Delaware limited partnership (“GEIS V” and together with GEI V, the “Guarantors”, each a “Guarantor”). Except as specified herein, capitalized terms used in this Guarantee shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time pursuant to the terms thereof, the “Merger Agreement”) by and among Ivy Holdings Inc., a Delaware corporation (“Parent”), Ivy Merger Sub Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and the Company.
     In consideration of, and as an inducement to the Company entering into the Merger Agreement and performing its obligations thereunder, each Guarantor hereby irrevocably and unconditionally, severally and not jointly, guarantees to the Company the prompt and complete payment when due of the payment obligations, and the full and timely performance when required of all other obligations, of each of Parent and Merger Sub pursuant to the Merger Agreement, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such nonpayment or nonperformance directly against any of the Guarantors in the first instance regardless of whether it has first proceeded against Parent or Merger Sub. While it is expressly understood that the obligations of Guarantors set forth in this Guarantee shall be several and not joint among them, it is further understood and agreed by GEI V and GEIS V that such obligations shall be apportioned between them in percentages of 73.8 and 26.2, respectively. The liability of Guarantors hereunder is irrevocable, unconditional and continuing irrespective of any amendment or restatement of, supplement to, or modification or waiver of or consent to any departure from the Merger Agreement that may be agreed to by Parent or Merger Sub.
     Each Guarantor hereby, severally and not jointly, represents and warrants to Company that: (a) it is a limited partnership, duly organized, validly existing and in good standing under the Laws of Delaware, (b) it has the necessary power and authority to enter into, execute and deliver this Guarantee and to perform fully its respective obligations hereunder, (c) the execution, delivery and performance of this Guarantee by such Guarantor has been duly and validly authorized and approved by all necessary limited partnership action, and no other proceedings or actions on the part of such Guarantor are necessary therefor, (d) this Guarantee has been duly and validly executed and delivered by such Guarantor and constitutes a legal, valid and binding agreement of such Guarantor enforceable by the Company against such Guarantor in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity, (e) such Guarantor has the financial capacity to pay and perform its obligations under this Guarantee, and all funds necessary for such Guarantor to fulfill its obligations under this Guarantee shall be available to such Guarantor for so long as this Guarantee shall remain in effect in accordance with the termination provisions set forth herein, (f) the execution, delivery and performance of this Guarantee by such Guarantor does not (i) violate its organizational documents, (ii) violate any applicable Law or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of any benefit under, any material contract to which such Guarantor is a party; and (g) all consents, approvals, authorizations and permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or regulatory body is required in connection with the execution, delivery or performance of this Guarantee.
     Each Guarantor hereby agrees that irreparable damages would occur in the event that any of the provisions of this Guarantee were not performed in accordance with the terms hereof, and that the Company shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Guarantee and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the Company is entitled at law or in equity. Each Guarantor agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the Company has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that the Company is seeking an injunction or injunctions to prevent breaches of this Guarantee and to enforce specifically the terms and provisions of this Guarantee, the Company shall not be required to provide any bond or other security in connection with any such order or injunction. Each Guarantor agrees to pay any and all reasonable and documented out-of-pocket costs, fees and expenses (including reasonable fees and expenses of counsel) incurred or expended by the Company in connection with the enforcement of any of its rights under this Guarantee. In the event that a Guarantor disputes its respective obligations under this Guarantee, such payment need not be made until and unless it is finally determined by a court of competent jurisdiction (including the exhaustion of all permitted appeals) that the Company is entitled to receive payment of a portion of or all of such disputed amounts.
     The Company acknowledges that the sole assets of Parent and Merger Sub are cash in a de minimis amount and their rights under the Merger Agreement, and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Guarantee or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Guarantors may be partnerships, by its acceptance of the benefits of this Guarantee, the Company acknowledges and agrees that neither it nor any of its Affiliates or Representatives have any right of recovery against, and no liability shall attach to, the former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any Guarantor, Parent, Merger Sub or any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, agent, Affiliate, member, manager or general or limited partner of any of the foregoing (collectively, but not including the Guarantors, Parent or Merger Sub, each an “Affiliated Party”), whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of Parent or Merger Sub against an Affiliated Party or any Guarantor (including a claim to enforce the Financing Commitment), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any Law, or otherwise. Nothing set forth in this Guarantee shall confer or give or shall be construed to confer or give to any Person other than each of the Guarantors and the Company (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Company and each Guarantor as expressly set forth herein. The Company acknowledges that each Guarantor is agreeing to enter into this Guarantee in reliance on the provisions set forth in this paragraph and this paragraph shall survive termination of this Guarantee.
     This Guarantee shall terminate automatically and immediately, and neither Guarantor shall have any further obligations under this Guarantee, as of the earlier of (i) the Closing, including payment of the Merger Consideration, (ii) the valid termination of the Merger Agreement by mutual consent of the Company, Merger Sub and Parent pursuant to Section 8.1(a) of the Merger Agreement and (iii) the valid termination of the Merger Agreement (other than pursuant to Section 8.1(a) of the Merger Agreement); provided, however, that if within five (5) days after the date of termination of this Guarantee pursuant to clause (iii) of this paragraph any proceeding to enforce this Guarantee is pending, the Guarantors’ obligations hereunder shall survive such termination until such proceeding is finally and conclusively resolved by a court of competent jurisdiction.
     None of the Guarantors or the Company may assign its rights, interests or obligations hereunder to any Person (except by operation of Law) without the prior written consent of the Company or the Guarantors, as the case may be.
     The Guarantors each waive, for the benefit of the Company, (i) any right to require the Company to proceed against either or both of the Guarantors or to pursue any other remedy available to the Company, and (ii) any notices, demands, presentments, notices of nonperformance, including acceptance of this Guarantee or notices of default under the Merger Agreement. No failure to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.
     This Guarantee and all actions arising under or in connection therewith shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each party hereto hereby irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over the matter is vested in the federal courts, any court of the United States located in the State of Delaware, for any litigation arising out of or relating to this Guarantee, or the negotiation, validity or performance of this Guarantee, or the transactions contemplated hereby, (ii) agrees not to commence any litigation relating thereto except in such courts, (iii) waives any objection to the laying of venue of any such litigation in such courts and (iv) agrees not to plead or claim in such courts that such litigation brought therein has been brought in any inconvenient forum.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Guarantors and the Company have caused this Guarantee to be executed as of the date first written above by their respective officers thereunto duly authorized.

GREEN EQUITY INVESTORS V, L.P.
By:	GEI Capital V, LLC, its General Partner

By:	/s/ John M. Baumer
	Name:	John M. Baumer
	Title:	Senior Vice President

GREEN EQUITY INVESTORS SIDE V, L.P.
By:	GEI Capital V, LLC, its General Partner

By:	/s/ John M. Baumer
	Name:	John M. Baumer
	Title:	Senior Vice President

Accepted and Agreed to:

PROSPECT MEDICAL HOLDINGS, INC.
By:	/s/ Samuel S. Lee
	Name:	Samuel S. Lee
	Title:	Chief Exective Officer

[Signature Page to Fund Guarantee]